                                                                   EXHIBIT 99(a)

                              [POPULAR LETTERHEAD]


  For additional information contact:
  Mr. Jorge A. Junquera
  Senior Executive Vice President
  Telephone (787) 754-1685
  July 9, 1998                                                     News Release



POPULAR, INC. EARNINGS FOR THE QUARTER AND SIX-MONTH PERIOD ENDED JUNE 30, 1998

         Popular, Inc. (the Corporation) announced net income of $57.5 million for the second quarter of 1998, an increase of $6.4 million or 12.5% over the $51.1 million reported for the second quarter of 1997. Earnings per common share
(EPS) for the quarter, after adjusting for the stock split in the form of a dividend of one share for each share outstanding effective on July l, 1998, were $0.41 per common share, a 10.7% increase over the $0.37 per common share reported for the same period a year earlier. Average shares outstanding used in the above computations were 135,497,786 for the second quarter of 1998 and 132,700,596 for the same quarter of 1997. Net earnings for the first quarter of 1998 were $54.8 million, or $0.39 per common share, based on 135,435,096 average shares then outstanding.

         The Corporation's return on assets (ROA) and return on common equity
(ROE) for the second quarter of 1998 were 1.16% and 15.50%, respectively, compared with 1.16% and 16.07% for the same period in 1997 and 1.14% and 15.36% for the first quarter of 1998.

         For the first six months of 1998, the Corporation's net earnings reaches $112.3 million, compared with $100.6 million for the same period in 1997. EPS for the first six months of 1998, were $0.80 compared with $0.73 for the same period of 1997. ROA and ROE for the first six months of 1998 were 1.15% and 15.43%, respectively. For the same period of 1997, these ratios were 1.17% and 16.20%.

         On April 23, 1998, the Board of Directors authorized a two-for-one common stock split the form of a dividend, bringing total outstanding shares to 135,497,786. The new shares were distributed on July 1, 1998, to shareholders of record as of June 12, 1998. As mentioned above, all per share data included herein has been adjusted to reflect the stock split.

         The Corporation's results of operations for the quarter ended June 30, 1998, when compared with the same quarter of 1997, reflected an increase of $23.8 million in net interest income coupled
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2 - POPULAR, INC. 1998 SECOND QUARTER RESULTS


with an increase of $16.7 million in other revenues. These improvements were partially tempered by rises of $8.1 million in the provision for loan losses, $23.0 million in operating expenses and $3.0 million in income taxes.

         Net interest income for the second quarter of 1998 amounted to $214.4 million, an increase of 12.5% over the same period in 1997. The growth in net interest income was primarily due to loan growth, particularly in commercial loans, and to higher levels in the investment portfolio. The acquisitions made on April 30, and May 31, 1997, in Florida and Illinois, respectively, together with the acquisition of Roig Commercial Bank (RCB) on June 30, 1997, accounted for most of the increase in average earning assets. The net interest yield for the quarter ended June 30, 1998, was 4.57%, compared with 4.56% for the second quarter of 1997. For the first quarter of 1998 the net interest yield was 4.66%. For the first six months of 1998, the net interest yield was 4.59%, compared with 4.54% for the same period of 1997.

         The provision for loan losses for the second quarter of 1998 amounted to $33.5 million compared with $25.4 million for the second quarter of 1997. The increase resulted from the growth in the loan portfolio, non-performing assets and net charge-offs. Net charge-offs for the quarter ended June 30, 1998, were $27.2 million or 0.94% of average loans compared with $22.9 million or 0.90% for the second quarter of 1997, and $27.5 million or 0.96% for the first quarter of 1998. As a percentage of average loans, net charge-offs were 0.95% and 0.82% for the six-month periods ended on June 30, 1998 and 1997, respectively. The increase in net charge-offs was primarily reflected in the consumer loan category, particularly personal loans, and is mostly related to higher delinquency levels and bankruptcies in both the U.S. and Puerto Rico. Non-performing assets were $222 million or 1.89% of loans at June 30, 1998, compared with $211 million or 1.94%, at the end of the second quarter of 1997, and $213 million or 1.85% at March 31, 1998. The rise in non-performing assets from June 30, 1997, was mainly reflected in non-performing consumer loans and other real estate owned, partially offset by a reduction in non-performing commercial loans. As reported before, the Corporation reports non-performing assets on a more conservative basis than most U.S. banks. The standard industry practice is to place non-performing commercial loans on non-accrual status when payments of principal or interest are delinquent 90 days. However, the Corporation's policy is to place commercial loans on non-accrual status when payments of principal
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3 - POPULAR, INC. 1998 SECOND QUARTER RESULTS


or interest are delinquent 60 days. Lease financing, conventional mortgage and closed-end consumer loans are placed on non-accrual status when payments are delinquent 90 days.

         Total non-interest income grew $16.7 million or 29.6%, from $56.2 million for the second quarter of 1997 to $72.9 million for the same period in 1998. The growth in non-interest income was led by an increase of $7.1 million in other revenues, $4.0 million in other service fees, and $3.3 million in service charges on deposit accounts. There was an increase in other operating income resulting from the recording during the second quarter of 1997, of a loss of $3.6 million in the market value of a real property which was finally sold later in 1997, and higher gains on loans sold for the quarter ended June 30, 1998. Other service fees amounted to $28.8 million for the three-month period ended June 30, 1998, compared with $24.8 million for the same period a year earlier, reflecting a rise of $1.5 million in credit card fees and discounts due to increased merchant activity and card usage. Debit card fees rose $0.7 million principally as a result of the sustained growth in the volume of transactions at point-of-sale (POS) terminals, while fees related to the sale and administration of investment products rose $0.8 million mainly as a result of the fees earned by the retail division of Popular Securities, which started operations at the end of the second quarter of 1997. Service charges on deposit accounts increased due to higher activity on commercial and retail accounts and a higher volume of deposits.

         Personnel costs increased $8.2 million as compared with the second quarter of 1997. Most of the increase was due to the acquisitions made since the second quarter of 1997 and annual merit increases. Full-time equivalents (FTE) amounted to 9,148 at the end of this quarter, up 366 from 8,782 FTEs at the same date in 1997.

         Other operating expenses increased $14.8 million, reaching $92.4 million for the second quarter of 1998. This increase was mostly reflected in net occupancy expenses, professional fees, amortization of intangibles and equipment expenses. Net occupancy expenses grew $3.0 million, due in part to the sale of the income-producing real property previously mentioned and the Corporation's growth and expansion. Professional fees rose $2.9 million reflection higher consulting and technical support fees for business expansion and costs incurred in relation to the Coporation's action plan to address the Year 2000 Issue. Amortization of intangibles increased $2.0 million, mostly related to the premiums paid on the operations acquired during the second quarter of 1997.
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4 - POPULAR, INC. 1998 SECOND QUARTER RESULTS


The increase in equipment expenses resulted from the Corporation's business and geographic expansion and expenditures associated with new technology and systems enhancements.

         The Corporation's total assets at June 30, 1998, amounted to $20.0 billion, compared with $19.1 billion at June 30, 1997. Total assets at March 31, 1998, were also $20.0 billion. The Corporation's earning assets reached $18.7 billion at June 30, 1998, compared with $17.8 billion and $18.7 billion at June 30, 1997 and March 31, 1998, respectively.

         Total loans were $11.8 billion at June 30, 1998, or $844 million more than the June 30, 1997 level of $10.9 billion and $210 million over the March 31, 1998 level of $11.5 billion. Commercial loans accounted for the largest growth since June 30, 1997, increasing $500 million. The growth mostly resulted from marketing efforts directed to the retail and middle market and the Corporation's expansion in the U.S.

         The allowance for loan losses at June 30, 1998, amounted to $224 million or 1.91% of loans. This amount compares with $207 million or 1.89% at June 30, 1997, and $218 million or 1.89% at March 31, 1998. At June 30, 1998, the allowance for loan losses as a percentage of non-performing assets was 100.8% compared with 97.9% at June 30, 1997, and 102.0% at March 31, 1998. The
Corporation has consistently increased its allowance for loan losses to keep pace with the loan growth, the level of charge-offs and the increase in non-performing loans.

         Total deposits grew to $12.l billion at June 30, 1998, from $11.4 billion at June 30, 1997. Most of the growth was realized in savings and time deposits, which increased $268 million and $339 million, respectively. At March 31, 1998, total deposits amounted to $12.0 billion. Total deposits in Puerto Rico, the Corporation's principal place of business, increased to $8.7 billion at June 30, 1998, from $8.6 billion at March 31, 1998, notwithstanding the decrease of $62 million in 936 deposits.

         Borrowed funds, including subordinated notes and capital securities, amounted to $5.9 billion at June 30, 1998 and 1997,compared with $6.1 billion at March 31, 1998.

         At June 30, 1998, stockholders' equily totaled $1.59 billion, compared with $1.42 billion at the same date last year. Stockholders' equity was $1.55 billion at March 31, 1998. Unrealized holding gains on securities available-for-sale, net of deferred taxes, amounted to $42.3 million at June 30, 1998, compared with $6.3 million and $37.1 million at June 30, 1997 and March 31, 1998,
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5 - POPULAR, INC. 1998 SECOND QUARTER RESULTS


respectively.

         The market value of the Corporation's common stock at June 30, 1998, atter considering the stock split in the form of a dividend, was $33.25 per share, compared with $20.19 at June 30, 1997, and $29.34 at March 31, 1998. The Corporation's market capitalization at June 30, 1998, was $4.5 billion, compared with $2.8 billion at June 30, 1997, and $4.0 billion at March 31, 1998. At June 30, 1998, the Corporation's common stock had a book value per share of $11.02.



                                     * * *

POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                                                        Second          FOR THE SIX MONTHS ENDED
                                                          1998                1997      Quarter                  JUNE 30
                                               -------------------------   ----------- 1998-1997 -----------------------------------
                                                  SECOND        First        Second     Percent                              Percent
                                                 QUARTER       Quarter       Quarter   Variance     1998          1997      Variance
                                               -------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS

  Interest income                              $   402,864   $   396,368   $   359,005   12.22%  $   799,232   $   693,270   15.28%
  Interest expense                                 188,472       183,664       168,399   11.92       372,136       322,020   15.56
                                               -----------------------------------------------------------------------------------

  Net interest income                              214,392       212,704       190,606   12.48       427,096       371,250   15.04
  Provision for loan losses                         33,524        33,565        25,413   31.92        67,089        49,100   36.64
                                               -----------------------------------------------------------------------------------

  Net interest income after provision
   for loan losses                                 180,868       179,139       165,193    9.49       360,007       322,150   11.75

  Other operating income                            68,526        66,415        54,124   26.61       134,941       109,606   23.11
  Gain (loss) on sale of securities                  3,049           867         1,286                 3,916          (374)
  Trading account profit                             1,311           669           817                 1,980         1,250
                                               -----------------------------------------------------------------------------------

  Total other income                                72,886        67,951        56,227   29.63       140,837       110,482   27.48

  Salaries and benefits                             76,393        77,711        67,651   12.92       154,104       132,696   16.13
  Profit sharing                                     6,264         5,683         6,788  - 7.72        11,947        13,228  - 9.68
  Amortization of intangibles                        6,849         6,784         4,841   41.48        13,633         9,279   46.92
  Other operating expenses                          85,539        82,202        72,766   17.55       167,741       138,968   20.70
                                               -----------------------------------------------------------------------------------

  Total operating expenses                         175,045       172,380       152,046   15.13       347,425       294,171   18.10
                                               -----------------------------------------------------------------------------------

  Income before income tax                          78,709        74,710        69,374   13.46       153,419       138,461   10.80
  Income tax                                        21,248        19,915        18,283   16.22        41,163        37,831    8.81
                                               -----------------------------------------------------------------------------------

  Net income                                   $    57,461   $    54,795   $    51,091   12.47   $   112,256   $   100,630   11.55
                                               ===================================================================================

  Net income applicable to common stock        $    55,374   $    52,708   $    49,003   13.00   $   108,081   $    96,455   12.05
                                               ===================================================================================

  Earnings per common share:
   Net income                                  $      0.41   $      0.39   $      0.37   10.67   $      0.80   $      0.73    9.60
                                               -----------   -----------   -----------   -----   -----------   -----------   -----


  Average common shares outstanding*           135,497,786   135,435,096   132,700,596           135,466,614   132,499,878
  Common shares outstanding at end of period*  135,497,786   135,435,096   136,472,096           135,497,786   136,472,096

* Restated to reflect the stock split in the form of a dividend of one share for each share outstanding effective on July 1, 1998.




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
POPULAR, INC.
FINANCIAL SUMMARY
(In thousands)

                                                                            Second              FOR THE SIX MONTHS ENDED
                                      1998                      1997        Quarter                       JUNE 30,
                           ---------------------------------------------   1998-1997     --------------------------------------
                            Second           First            Second        Percent                                    Percent
                            Quarter         Quarter           Quarter       Variance        1998            1997       Variance
                           ----------------------------------------------------------------------------------------------------
SELECTED AVERAGE
BALANCES
Total assets               $19,934,645     $19,485,912      $17,624,817       13.11      $19,711,518     $17,272,791     14.12
Loans                       11,615,054      11,466,638       10,164,122       14.28       11,541,256       9,972,014     15.74
Earning assets              18,769,875      18,340,991       16,728,780       12.20       18,556,618      16,294,637     13.88
Interest-bearing
 liabilities                15,338,018      15,032,597       13,746,479       11.58       15,186,151      13,448,432     12.92
Stockholders' equity         1,533,036       1,492,184        1,322,946       15.88        1,512,723       1,301,369     16.24

PERFORMANCE RATIOS
Net interest yield*               4.57%           4.66%            4.56%                        4.59%           4.54%
Return on assets                  1.16            1.14             1.16                         1.15            1.17
Return on common equity          15.50           15.36            16.07                        15.43           16.20

CREDIT QUALITY DATA
Nonperforming assets       $   222,258     $   213,366      $   211,228        5.22      $   222,258     $   211,228      5.22
Net loans charged-off           27,186          27,508           22,886       18.79           54,694          40,787     34.10
Allowance for loan losses      224,045         217,708          206,719        8.38          224,045         206,719      8.38
Nonperforming assets to
 total assets                     1.11%           1.07%            1.10%                        1.11%           1.10%
Allowance for losses
 to loans                         1.91            1.89             1.89                         1.91            1.89

SELECTED FINANCIAL DATA
 AT PERIOD-END
Total assets               $19,997,636     $20,018,220                                   $19,997.636     $19,145,844      4.45
Loans....................   11,753,213      11,543,169                                    11,753,213      10,909,365      7.74
Earning assets...........   18,725,774      18,748,873                                    18,725,774      17,771,069      5.37
Interest-bearing
 liabilities.............   15,467,424      15,619,792                                    15,467,424      14,850,507      4.15
Stockholders' equity.....    1,593,693       1,546,238                                     1,593,683       1,424,130     11.91

*Not on a taxable equivalent basis

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